UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 24, 2017

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10948	59-2663954
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer Identification No.)

6600 North Military Trail, Boca Raton, Florida		33496
(Address of principal executive offices)		(Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

On January 24, 2017, Office Depot, Inc. (the “Company”) appointed Michael Rabinovitch to serve as Senior Vice President, Finance and Chief Accounting Officer effective March 3, 2017. Mr. Rabinovitch, age 47, has been with the Company since January 2015 serving as Vice President of Finance, North America. Prior to joining the Company, Mr. Rabinovitch was the Executive Vice President and Chief Financial Officer of Birks Group, a North American manufacturer and retailer of fine jewelry and luxury timepieces, from 2005 through 2014. Prior to joining Birks Group, Mr. Rabinovitch had been Vice President of Finance of Claire’s Stores, Inc., a specialty retailer of fashion jewelry and accessories, from 1999 to 2005. Prior to joining Claire’s Stores, Inc., Mr. Rabinovitch was Vice President of Accounting & Corporate Controller at an equipment leasing company. Mr. Rabinovitch spent five years with Price Waterhouse LLP. Mr. Rabinovitch is a licensed certified public accountant and a member of the American Institute of Certified Public Accountants.

In connection with his new role, Mr. Rabinovitch’s base salary will increase to $325,000 per year with a 2017 target bonus set at 60% of base salary (targeted at $195,000). Mr. Rabinovitch will be eligible to receive a 2017 Long-Term Incentive grant at the same time such grants are made to other senior executives of the Company.

Kim S. Moehler, the Company’s Senior Vice President, Finance and Chief Accounting Officer, is leaving the Company March 3, 2017, to pursue other opportunities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

OFFICE DEPOT, INC.

Date: January 30, 2017	By:	/s/ Stephen R. Calkins
Stephen R. Calkins
Executive Vice President, Chief Legal Officer & Corporate Secretary